Exhibit 7.8

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is between A-Fem Medical Corporation, a Nevada corporation (the “Company”), and Evan Levine, as custodian for Alexander Levine (the “Investor”). This Agreement shall be effective as of the date of last execution of this Agreement as set forth on the signature page hereto (the “Effective Date”).

In consideration of the mutual agreements contained in this Agreement, the Company and the Investor agree as follows:

1.            Purchase of Shares. The Investor agrees to purchase from the Company and the Company agrees to sell to the Investor One Hundred Twenty Thousand (120,000) shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), at a purchase price of Five Cents ($0.05) per share of Common Stock or an aggregate purchase price for the Shares of Six Thousand Dollars ($6,000.00) (the “Total Purchase Price”). Promptly after the Effective Date, the Investor shall tender a wire transfer to the account of the Company in an aggregate amount equal to the Total Purchase Price and the Company shall, but not more than five business days after the Effective Date, issue and deliver to the Investor a stock certificate representing the Shares.

2.            Representations and Warranties of Company. The Company represents and warrants to and for the benefit of the Investor as follows, subject to such exceptions set forth in Schedule 2(f) and Schedule 2(g):

(a)          Organization and Good Standing. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has full power and authority under applicable corporate law to own, lease and operate its properties and to carry on its business. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a material adverse effect on the Company, its business or its condition (financial or other) or materially impair the right or ability of the Company to carry on its business (a “Material Adverse Effect”).

(b)          Authority. This Agreement has been duly authorized by all necessary action of the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of laws governing specific performance, injunctive relief or other equitable remedies. The Company has full corporate power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the issuance of the Shares.

(c)          No Conflict. Neither the execution and delivery by the Company of this Agreement nor the performance of any of the Company’s obligations hereunder, will, directly or indirectly (with or without notice, lapse of time, or both): (a) violate any provision of the Company’s organizational documents or any resolution adopted by the Board of Directors of the Company (the “Board”) or the shareholders of the Company (the “Shareholders”); (b) violate any legal requirement to which the Company is subject; (c) violate or breach any provision of, or give any person the right to declare a material default or exercise any material remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract as to which the Company or any of its assets is subject; or (d) result in the imposition or creation of any lien upon or with respect to any of the Company’s assets.

(d)          Capitalization. Since October 29, 2004, no action has been taken by the Company, the Board or the Shareholders to authorize or issue any capital stock or any subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of the capital stock or other securities of the Company or enter into any contracts pursuant to which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(e)          Financial Statements. The Company has delivered to the Investor its balance sheet as of August 6, 2004 (the “Balance Sheet”). The Balance Sheet fairly presents the consolidated financial condition of the Company as of August 6, 2004. Except as set forth in the Balance Sheet or referenced in this Agreement, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to August 6, 2004, and (ii) obligations under contracts and commitments incurred in the ordinary course of business which, in both cases, individually or in the aggregate, are not material to the financial condition of the Company.

(f)           Patents, Trademarks, Copyrights. To the best of its knowledge, the Company has sufficient title and ownership of or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, processes, formulae, trade secrets, customer lists, information, proprietary rights and know how (collectively, “Intellectual Property”) necessary to the conduct of its business as currently conducted, and no claim is pending or, to the Company’s knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and to the Company’s knowledge there is no basis for any such claim (whether or not pending or threatened). Other than as set forth on Schedule 2(f), the Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of any patent, trademark, trade name, copyright, trade secret or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise. Except as set forth on Schedule 2(f), the Company has not granted to any third party any option, license or other right of any kind to its Intellectual Property. The Company has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property rights of any other person or entity. The Company is not aware of any violation or infringement by a third party of any of its Intellectual Property.

(g)          Litigation, Etc.  Except as set forth on Schedule 2(g), there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened, against the Company or, to its knowledge, its officers, directors, employees or stockholders, as such, including any which questions the validity of this Agreement, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might cause, either individually or in the aggregate, a Material Adverse Effect. The foregoing includes to the Company’s knowledge, actions pending or threatened involving the prior employment of any of the Company’s employees or consultants, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(h)          Proceeds. The Company shall use the Total Purchase Price paid for the Shares solely for to finance the business of the Company and for general working capital purposes.

(i)           Brokers. The Company has not agreed or become obligated to pay, or has taken any action that might result in any person or entity claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the transactions contemplated by this Agreement.

3.	Representations and Warranties of the Investor.

(a)          Exempt Transaction; Restricted Securities. The Investor understands that the Shares are being offered and sold in reliance on one or more exemptions from registration provided for under the Act, and that the Company’s reliance upon such exemptions is predicated, in part, upon the Investor’s representations and warranties set forth in this Agreement. The Investor understands that the Shares are “restricted securities” as such term is defined in Rule 144 promulgated under the Act (“Rule 144”). The Investor understands that the Investor may resell the Shares pursuant to Rule 144 only after the satisfaction of certain requirements, including the requirement that the Shares be held for at least one year prior to resale.

(b)          Investment Intent; Accreditation; Authority. The Investor is acquiring the Shares for investment for the Investor’s own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act. The Investor is an “accredited investor” within the meaning of the Act. The Investor has the full right, power, authority and capacity to enter into and perform this Agreement, the terms of this Agreement constitute valid and binding obligations of the Investor enforceable in accordance with their terms, except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c)          Knowledge and Experience.  The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Investor’s investment in the Shares and has the ability to bear the economic risks of such investment.

(d)          Domicile. The Investor is a bona fide resident and domiciliary (not a temporary or transient resident) of the jurisdiction indicated in Section 5(l) and the Investor has no present intention of becoming a resident of any other state or jurisdiction.

4.	Restrictive Legends and Stop-Transfer Orders.

(a)          Legend. The stock certificate representing the Shares shall bear the following legend or similar legend (as well as any legends required by applicable state and federal corporate and securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(b)          Removal of Legend and Transfer Restrictions.  Any legend endorsed on a certificate pursuant to this Section 4 and the stop transfer instructions with respect to such legended Shares shall be removed, and the Company shall issue a certificate without such legend to the holder of such Shares if such Shares are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available, if such holder satisfies the requirements of Rule 144(k) or if such holder provides the Company with an opinion of counsel for such holder of the Shares, reasonably satisfactory to the Company, to the effect that a sale, transfer or assignment of such Shares may be made without registration.

5.	General Provisions.

(a)          Further Assurances. Each party shall execute or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

(b)          Binding Effect. This Agreement and the transactions and other agreements contemplated hereby will be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, administrators, successors, and permitted assigns.

(c)          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon.

(d)          Entire Agreement. This Agreement contain the entire agreement with respect to the transactions contemplated by this Agreement and supersedes all prior and contemporaneous agreements between the Investor and the Company with respect to such transactions.

(e)          Amendment. This Agreement may not be modified or amended except by the written agreement of the party against whom enforcement is sought.

(f)           Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will not be affected thereby, and each term or provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(g)          Waiver. Failure of any party at any time to require performance of any provision of this Agreement will not limit such party’s right to enforce such provision, nor will any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

(h)          Attorneys’ Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the prevailing party will be entitled to recover such amount as the court may adjudge reasonable as attorneys’ fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

(i)           Counterparts and Facsimile Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile transmission shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party upon request.

(j)           Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(k)          Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given and served for all purposes when personally delivered, three business days after a writing is deposited in the United States mail, first class postage prepaid, or one business day after a writing is deposited with a nationally recognized overnight courier service for overnight delivery, delivery fees prepaid if to the Investor: ___________________________________________________________ or if to the Company P.O. Box 2900, Wilsonville, OR 97070, Attention: William Fleming.

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The parties have executed this Stock Purchase Agreement as of the Effective Date.
A-FEM MEDICAL CORPORATION By: /s/ William H. Fleming (signature) Name: William H. Fleming (please print) Its: Secretary (please print) Date: March 15, 2005 (please print)	/s/ Evan Levine EVAN LEVINE, AS CUSTODIAN FOR ALEXANDER LEVINE Date: November 16, 2004 (please print)